Exhibit 99.1
Tesla Fourth Quarter 2024 Production, Deliveries & Deployments

In the fourth quarter, we produced approximately 459,000 vehicles, delivered over 495,000 vehicles and deployed 11.0 GWh of energy storage products – a record for both deliveries and deployments.

Thank you to all of our customers, employees, suppliers, shareholders and supporters who helped us achieve these results.

Q4 2024

	Production	Deliveries	Subject to operating lease accounting
Model 3/Y	436,718	471,930	5%
Other Models	22,727	23,640	6%
Total	459,445	495,570	5%

2024

	Production	Deliveries
Model 3/Y	1,679,338	1,704,093
Other Models	94,105	85,133
Total	1,773,443	1,789,226

Energy storage deployments for 2024 were 31.4 GWh.

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Tesla will post its financial results for the fourth quarter of 2024 after market close on Wednesday, January 29, 2025. At that time, Tesla will issue a brief advisory containing a link to the Q4 2024 update, which will be available on Tesla’s Investor Relations website. Tesla management will hold a live question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss the Company’s financial and business results and outlook.

What: Tesla Q4 2024 Financial Results and Q&A Webcast
When: Wednesday, January 29, 2025
Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time
Q4 2024 Update: https://ir.tesla.com
Webcast: https://ir.tesla.com (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit https://ir.tesla.com.

Investor Relations Contact:
ir@tesla.com

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q4 earnings. Tesla vehicle deliveries and storage deployments represent only two measures of the Company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including average selling price, cost of sales, foreign exchange movements and others as to be disclosed in the 10-K for the year ended on December 31, 2024.